                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                          InSight Health Services Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[INSIGHT LOGO]

                          INSIGHT HEALTH SERVICES CORP.
                       4400 MacArthur Boulevard, Suite 800
                         Newport Beach, California 92660

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD DECEMBER 5, 2000


The Fourth Annual Meeting of Stockholders of InSight Health Services Corp. ("Company") will be held at the Hyatt Regency Hotel, located at 17900 Jamboree Road, Irvine, California 92614 on Tuesday, December 5, 2000, at 8:00 a.m., Pacific Standard Time, for the following purposes:

(1) to elect one of the Company's directors to serve a three-year term until the 2003 Annual Meeting of Stockholders and until his successor is duly elected and qualified; and

(2) to transact such other business as may properly come before the Annual Meeting and any and all postponements or adjournments thereof.

The close of business on Tuesday, October 24, 2000 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any and all postponements or adjournments thereof.

The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding common stock is necessary to constitute a quorum for the election of a director, and the presence, either in person or by proxy, of persons entitled to vote a majority of the votes represented by the outstanding common stock, Series B Senior Convertible Preferred Stock and Series C Senior Convertible Preferred Stock is necessary to constitute a quorum for the transaction of any other business as may properly come before the Annual Meeting. To assure your representation at the Annual Meeting, please vote, sign and mail the enclosed proxy for which a return envelope is provided.

By Order of the Board of Directors


Marilyn U. MacNiven-Young
Executive Vice President, General Counsel and Secretary

Newport Beach, California
October 27, 2000



ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON; HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                          INSIGHT HEALTH SERVICES CORP.
                            4400 MacArthur Boulevard
                                    Suite 800
                         Newport Beach, California 92660

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                December 5, 2000


This Proxy Statement is being mailed in connection with the solicitation on behalf of the Board of Directors ("Board") of InSight Health Services Corp., a Delaware corporation ("Company"), of proxies for use at the Fourth Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Hotel, located at 17900 Jamboree Road, Irvine, California 92614 on Tuesday, December 5, 2000, at 8:00 a.m., Pacific Standard Time, and at any and all postponements or adjournments thereof.

The entire cost of the solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company will reimburse brokers or other persons holding stock in their name or in the names of their nominees for the benefit of other beneficial owners for their expenses in sending proxies and proxy materials to beneficial owners. In addition to solicitation by mail, certain directors, officers and regular employees of the Company, who will receive no special compensation for their services, may solicit proxies personally or by telephone or facsimile.

The persons named in the accompanying proxy card will vote shares represented by all valid proxies in accordance with the instructions contained thereon. In the absence of such instructions, shares represented by properly executed proxies will be voted in favor of the nominee for director. Any stockholder may revoke his or her proxy at any time prior to its use by filing with the corporate secretary, at 4400 MacArthur Boulevard, Suite 800, Newport Beach, California 92660, written notice of revocation or a duly executed proxy bearing a later date. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to holders of the Company's common stock, par value $0.001 per share ("Common Stock"), on or about October 27, 2000.

                        RECORD DATE AND VOTING SECURITIES

The close of business on Tuesday, October 24, 2000, has been fixed as the record date for determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 2,993,543 shares of Common Stock. Each share of Common Stock is entitled to one vote with respect to the election of a director to be elected by the holders of Common Stock ("Common Stock Director"). (See "ELECTION OF DIRECTORS"). The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the purpose of the election of the Common Stock Director. A plurality of the votes cast is required for the election of the Common Stock Director. Votes may be cast in favor of or withheld from the Common Stock Director nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Certain of the Company's directors ("Preferred Stock Directors") are elected, by written consent, by the holders of the Company's Series B Senior Convertible Preferred Stock ("Series B Preferred Stock") and Series C Senior Convertible Preferred Stock ("Series C Preferred Stock" and, together with the Series B Preferred Stock, "Preferred Stock") as separate classes. (See "ELECTION OF DIRECTORS".)

All matters, other than the election of directors and matters which are to be voted on by the holders of Series B Preferred Stock and Series C Preferred Stock as separate classes, are to be voted on by the holders of Common Stock and Preferred Stock (voting on an as-if-converted basis) as a single class, provided that the maximum aggregate voting percentage of the Preferred Stock in such event may not exceed 37% of the shares eligible to vote. The Series B Preferred Stock is currently convertible into 2,985,075 shares of Common Stock and the Series C Preferred Stock is currently convertible into 3,337,581 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to vote a majority of the votes represented by the outstanding Common Stock and Preferred Stock (on an as-if-converted basis) is necessary to constitute a quorum for the transaction of any other business which may properly come before the Annual Meeting. The Company is not aware of any business to be presented for consideration at the Annual Meeting other than the election of the Common Stock Director identified herein. Abstentions are included in the determination of the number of shares present and entitled to vote for purposes of determining the presence of a quorum and determining the approval of any matter requiring the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not for purposes of determining the number of shares that are present in person or by proxy and entitled to vote for approval of a matter requiring the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote.

                              ELECTION OF DIRECTORS

Pursuant to the terms of a recapitalization consummated in October 1997 ("Recapitalization"), the number of directors comprising the Board is fixed at nine, consisting of six Common Stock Directors, one of whom ("Joint Director") is to be proposed by the holders of a majority of each of the Series B Preferred Stock and the Series C Preferred Stock and approved by a majority of the Board in its sole discretion, and three Preferred Stock Directors, two of whom are to be elected by the holders of the Series B Preferred Stock ("Series B Directors") and one of whom is to be elected by the holders of the Series C Preferred Stock ("Series C Director"), acting by written consent and without a meeting of the Common Stock holders. As long as the initial purchasers of the Series B Preferred Stock and their affiliates ("Carlyle Stockholders") own at least 50% of the Series B Preferred Stock, the holders of the Series B Preferred Stock will have the right to elect two Preferred Stock Directors and as long as the Carlyle Stockholders own at least 25% but less than 50% of such Stock, such holders will have the right to elect one Preferred Stock Director. As long as General Electric Company ("GE") owns at least 25% of the Series C Preferred Stock, the holders of the Series C Preferred Stock will have the right to elect one Preferred Stock Director. Except in the event of a conversion of all of the Series B Preferred Stock and Series C Preferred Stock into Series D Senior Convertible Preferred Stock (see "POSSIBLE FUTURE BOARD CHANGES"), if the ownership percentage of the Carlyle Stockholders or GE falls below the applicable threshold, the Preferred Stock Director(s) formerly entitled to be elected by the Series B Preferred Stock holders or the Series C Preferred Stock holders, as applicable, will automatically be removed and the Board will be able to fill the resulting vacancies for the balance of the terms of such directors. Thereafter, such directors will be elected by the Common Stock holders. Holders of the Series B Preferred Stock and the Series C Preferred Stock are not entitled to participate in the election of the Common Stock Directors.

Presently, the Board consists of eight directors, five of whom are Common Stock Directors and three of whom are Preferred Stock Directors. On November 22, 1999, Steven T. Plochocki, the Company's new president and chief executive officer, was elected by the Board as a Common Stock Director to replace and serve the balance of the three-year term of E. Larry Atkins who resigned on July 12, 1999 as the Company's president and chief executive officer and a Common Stock Director. On May 31, 2000, Michael E. Aspinwall, the Series C Director, resigned as a Preferred Stock Director and on June 30, 2000, Jerome C. Marcus was appointed by GE as the Series C Director. In addition, the vacancy created for the Joint Director has not yet been filled.

The Company's Certificate of Incorporation provides that the Common Stock Directors serve for three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. The term of the Class I director (which will include the Common Stock Director and Joint Director when appointed) expires at this Annual Meeting, the term of the Class II directors expires at the 2001 Annual Meeting and the term of the Class III directors expires at the 2002 Annual Meeting. The terms of the two Series B Directors coincide with the terms of the Class I and Class III directors, respectively, and the term of the Series C Director coincides with the term of the Class II directors. It is contemplated that the Carlyle Stockholders will elect the Series B Director, whose term coincides with the term of the Class I director, by written consent on December 5, 2000.

NOMINEE FOR ELECTION. The nominee for election as a Class I director is set forth below, together with information regarding the nominee:


NAME                            AGE             CURRENT POSITION             TERM TO EXPIRE      YEAR FIRST ELECTED TO SERVE
----                            ---             ----------------             --------------      ---------------------------
Steven T. Plochocki             49         Director, Class I, President           2000                      1999
                                           and Chief Executive Officer

Steven T. Plochocki has been president and chief executive officer and a Common Stock Director of the Company since November 22, 1999. From January 1998 through November 19, 1999, Mr. Plochocki was president and chief executive officer of Centratex Support Services, Inc., a support services company for the healthcare industry. Mr. Plochocki was president and chief executive officer of Apria Healthcare Group Inc. from July 1995 through October 1997, a home healthcare company.

BOARD OF DIRECTORS. Set forth below are the Class II and Class III directors of the Company whose terms do not expire this year and the Preferred Stock Directors who are elected by the holders of the Preferred Stock, together with certain information about the Company's directors:


NAME                            AGE             CURRENT POSITION             TERM TO EXPIRE        YEAR FIRST ELECTED TO SERVE
----                            ---             ----------------             --------------        ---------------------------
COMMON STOCK DIRECTORS:

Grant R. Chamberlain            35             Director, Class II                 2001                        1996
Frank E. Egger                  56             Director, Class III                2002                        1996
Leonard H. Habas                57             Director, Class III                2002                        1996
Ronald G. Pantello              56             Director, Class II                 2001                        1996

PREFERRED STOCK DIRECTORS:

W. Robert Dahl                  44              Series B Director                 2000                        1999
Jerome C. Marcus                39              Series C Director                 2001                        2000
Glenn A. Youngkin               33              Series B Director                 2002                        1997

Grant R. Chamberlain has been a Common Stock Director of the Company since July 1996. Since January 1998, Mr. Chamberlain has been a managing director of Shattuck Hammond Partners, an investment banking firm based in New York City, which is a division of PriceWaterhouseCoopers Securities LLC. From April 1995 to January 1998, Mr. Chamberlain was a vice president of Shattuck Hammond Partners. From April 1991 to April 1995, he served as manager of strategic investments and restructurings for GE.

W. Robert Dahl has been a Preferred Stock Director of the Company since December 6, 1999. Mr. Dahl has been a managing director of The Carlyle Group since April 1999. Prior to joining The Carlyle Group he was a managing director and co-head of the U.S. Healthcare Group of Credit Suisse First Boston, a global investment banking firm from January 1995 to April 1999. From 1986 to 1995 he served in various capacities with Credit Suisse First Boston.

Frank E. Egger has been chairman of the board and a Common Stock Director of the Company since February 1996. From July 12, 1999 to November 22, 1999. Mr. Egger was acting president and chief executive officer of the Company. Mr. Egger was a director of American Health Services Corp. ("AHS"), a predecessor of the Company, from August 1991 until June 1996. He was appointed chairman of the board of AHS in May 1995, and served as such until June 1996. From 1995 through December 1996, Mr. Egger served as vice president of Kovens & Associates, Inc. ("Kovens & Associates"), a successor entity to Kovens Enterprises, where Mr. Egger served as chief financial officer from 1980 to 1995. Kovens & Associates was a group of real estate development and investment companies based in Miami, Florida. Since December 1996, Mr. Egger has been a consultant.

Leonard H. Habas has been a Common Stock Director of the Company since February 1996. From 1989 to June 1996, Mr. Habas was a director of Maxum Health Corp. ("MHC), a predecessor of the Company. Since 1995 he has been a director, chairman of the board and chief executive officer of Advance Publishers, L.C., a book publishing company based in Maitland, Florida.

Jerome C. Marcus has been a Preferred Stock Director of the Company since June 30, 2000. Mr. Marcus has been a managing director and co-head of the Financial Services Group (since October 1999) and Healthcare Group (since August 2000) of GE Equity. From January 1995 to October 1999, he was a senior vice president of the Financial Services Group of GE Equity (formerly GE Capital Equity Capital Group).

Ronald G. Pantello has been a Common Stock Director of the Company since February 1996. From 1993 to June 1996, Mr. Pantello was a director of MHC. He is a founding partner of Lally, McFarland & Pantello, an advertising agency specializing in the healthcare industry, based in New York City, and has been its chief executive officer since 1980.

Glenn A. Youngkin has been a Preferred Stock Director of the Company since October 1997. Mr. Youngkin is a managing director of The Carlyle Group, effective January 1, 1999, where he has been employed since 1995. He was a vice president of The Carlyle Group from 1996 through 1998. Mr. Youngkin was a consultant with McKinsey & Company, a global management consulting firm from 1994 to 1995.

In fiscal 2000, the Board of Directors held ten meetings at which at least 75% of the directors were present. In addition, the Board of Directors took action by unanimous written consent nine times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation Committee currently consists of three non-employee directors, Messrs. Habas (chairman), Pantello and Youngkin. The Compensation Committee is responsible for determining the specific forms and levels of compensation of the Company's executive officers, and administering or assisting the Board in administering the Company's 1999 Stock Option Plan, 1998 Employee Stock Option Plan, 1997 Management Stock Option Plan, 1996 Employee Stock Option Plan and 1996 Directors' Stock Option Plan, AHS' 1987 Stock Option Plan, AHS' 1992 Option and Incentive Plan, and MHC's 1989 Stock Option Plan. The Compensation Committee did not meet in fiscal 2000.

ACQUISITION COMMITTEE. The Acquisition Committee was created pursuant to the Recapitalization. It currently consists of Messrs. Egger, Marcus and Youngkin. Its principal functions are to consider certain transactions with respect to which the aggregate consideration payable in connection therewith is less than $15 million. The Acquisition Committee met six times in fiscal 2000.

AUDIT COMMITTEE. The Audit Committee consists of Messrs. Chamberlain (chairman) and Pantello. Its principal functions are to review the results of the Company's annual audit with the Company's independent auditors and review the performance of the Company's independent auditors. It is intended that the Joint Director, when appointed and approved, will be a member of the Audit Committee. The Audit Committee met once in fiscal 2000.

EXECUTIVE COMMITTEE. Following the Recapitalization, the Executive Committee was created. The Executive Committee currently consists of Messrs. Dahl, Egger and Marcus. It is authorized to exercise all the power and authority of the Board in the management of the business of the Company but its authority does not extend to certain fundamental corporate transactions. The Executive Committee did not meet in fiscal 2000.

NOMINATING COMMITTEE. The Nominating Committee currently consists of Messrs. Habas and Egger. Its principal function is to make recommendations relating to the composition of the Board, including identifying potential candidates as Board members. The Nominating Committee will consider nominees recommended by a stockholder. See "OTHER BUSINESS" for the procedures to be followed. The Nominating Committee did not meet in fiscal 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Directors and officers and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of the reports they file. Based solely on the review of the copies of such reports and written representations from certain persons that certain reports were not required to be filed by such persons, the Company believes that all its directors, officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions for the period July 1, 1999 through June 30, 2000, except that Ms. Blank and Messrs. Dahl and Marcus failed to file timely an Initial Statement of Beneficial Ownership of Securities on Form 3 (with regard to their becoming an executive officer and directors of the Company, respectively); Ms. MacNiven-Young (with regard to one stock option grant) and Mr. Egger (with regard to the purchase of Common Stock) failed to file timely a Statement of Changes in Beneficial Ownership on Form 4; and certain directors of the Company, consisting of Messrs. Chamberlain, Egger, Habas and Pantello (with regard to one stock option grant each), failed to file timely an Annual Statement of Changes in Beneficial Ownership on Form 5. When it was brought to their attention, each of the foregoing individuals promptly filed the appropriate ownership form, disclosing these transactions and events.

                               EXECUTIVE OFFICERS

The current executive officers of the Company, together with the year in which they were appointed to their current positions, are set forth below:


EXECUTIVE OFFICER                     AGE           POSITION                                                    YEAR
-----------------                     ---           --------                                                    ----
Steven T. Plochocki                   49            President and Chief Executive Officer                       1999
Patricia R. Blank                     50            Executive Vice President and Chief Information Officer      1999
Michael A. Boylan                     44            Executive Vice President, Operations, Eastern Division      2000
Thomas V. Croal                       41            Executive Vice President and Chief Financial Officer        1999
Brian G. Drazba                       39            Senior Vice President, Finance and Corporate Controller     1997
Cecilia A. Guastaferro                40            Senior Vice President, Human Resources                      2000
Marilyn U. MacNiven-Young             49            Executive Vice President, General Counsel and Secretary     1998
Michael S. Madler                     42            Executive Vice President, Operations, Western Division      1999

Information concerning Mr. Plochocki is set forth above under "ELECTION OF DIRECTORS."

Patricia R. Blank has been executive vice president and chief information officer of the Company since September 1, 1999. Prior to joining the Company, Ms. Blank was the principal of Blank & Company, a consulting firm specializing in healthcare consulting. From 1995 to 1998, Ms. Blank served as executive vice president and chief operating officer of HealthHelp, Inc., a Houston, Texas based radiology services organization managing radiology provider networks in multiple states. From 1988 to 1995, she was corporate director of radiology of FHP, a California insurance company.

Michael A. Boylan has been executive vice president, operations, eastern division of the Company since July 1, 2000. From April 1998 to July 1, 2000, he was executive vice president and chief development officer. From February 1996 to April 1998, he was senior vice president-operations of the Company. Mr. Boylan has served as executive vice president of MHC since March 1994. From 1992 to 1994, he served as a regional vice president of MHC's principal operating subsidiary, Maxum Health Services Corp. From 1991 to 1992, he served as an executive director of certain of MHC's operations. From 1986 to 1991, Mr. Boylan served in various capacities as an officer or employee, including president and chief operating officer, with American Medical Imaging Corporation.

Thomas V. Croal was executive vice president, chief financial officer and secretary of the Company from February 1996 until July 1998 when he was appointed senior executive vice president and chief operating officer. He is currently executive vice president and chief financial officer of the Company but effective June 8, 1999 is no longer senior executive vice president and chief operating officer and effective August 1998 is no longer corporate secretary. Mr. Croal served as a director of AHS from March 1991 until June 1996. He has served as vice president and chief financial officer of AHS since April 1991. He was controller of AHS from 1989 until April 1991. In December 1990, Mr. Croal was appointed corporate secretary. From 1981 to 1989, Mr. Croal was employed by Arthur Andersen & Co., an independent public accounting firm.

Brian G. Drazba has been senior vice president-finance of the Company since July 1997. From March 1996 to July 1997, he served as vice president-finance of the Company. Since June 1995, he has served as vice president-finance of AHS. Mr. Drazba served as corporate controller for AHS from 1992 to 1995. From 1985 to 1992, Mr. Drazba was employed by Arthur Andersen & Co.

Cecilia A. Guastaferro has been senior vice president - human resources of the Company since July 1, 2000. From July 1997 to June 30, 2000, she was vice president - human resources. Ms. Guastaferro served as director of human resources of AHS from May 1994 through June 1996 when she became director of human resources of the Company.

Marilyn U. MacNiven-Young has been executive vice president, general counsel and corporate secretary of the Company since August 1998. From February 1996 through July 1998, she was an independent consultant to the Company. From September 1994 through June 1995, she was senior vice president and general counsel of Abbey Healthcare Group, Inc., a home healthcare company. From 1991 through 1994, Ms. MacNiven-Young served as general counsel of AHS.

Michael S. Madler joined the Company as a senior vice president in October 1998 and served as such until June 8, 1999 when he was appointed executive vice president, operations, western division. From 1993 through October 1998, Mr. Madler was chief operating officer of Prime Medical Services, Inc. an Austin, Texas based lithotripsy services management company.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to the Company and its subsidiaries for the years ended June 30, 2000, 1999, and 1998 of (i) each of the persons who served as the Company's chief executive officer during the year ended June 30, 2000, and (ii) the four most highly compensated executive officers (other than the chief executive officers) of the Company serving as executive officers at June 30, 2000 ("Other Executive Officers"), and whose aggregate cash compensation exceeded $100,000 for the year ended June 30, 2000 (collectively, "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation           LongTerm
                                    ------------------------------------- Compensation
                                   Fiscal                                    Awards
                                    Year                                  Stock Options All Other
Name and Principal Position        Ended   Salary   Bonus(1)   Other(2)    (Shares)      Comp(2)
---------------------------        -----   ------   --------   --------   ------------  ---------

E. Larry Atkins .................   2000   $292,000         --     $   750        --        --
former President and Chief ......   1999    292,000         --       9,000        -   $ 18,092
Executive Officer(3) ............   1998    287,000   $126,900       9,000   200,000    16,242

Frank E. Egger ..................   2000     87,143         --          --        --        --
former acting President and Chief   1999         --         --          --        --        --
Executive Officer(4) ............   1998         --         --          --        --        --

Steven T. Plochocki .............   2000    158,749    125,000       5,625    125,000    1,655
President and Chief .............   1999         --         --          --        --        --
Executive Officer(5) ............   1998         --         --          --        --        --

Thomas V. Croal .................   2000    225,500     75,250       9,000        --     8,319
Executive Vice President, and ...   1999    215,000         --       9,000        --    12,596
Chief Financial Officer .........   1998    200,000    109,333       9,000   165,000    12,748

Marilyn U. MacNiven-Young .......   2000    236,250     59,063       9,000        -      3,964
Executive Vice President, General   1999    206,250         --       8,250    50,000     4,195
Counsel and Secretary(6) ........   1998         --         --          --        --        --

Michael A. Boylan ...............   2000    195,000     68,250      14,000        --     4,819
Executive Vice President, .......   1999    195,000         --       9,000        --     7,277
Operations-Eastern Division(7) ..   1998    188,250     68,250       7,800    60,000     7,715

Michael A. Madler ...............   2000    175,000     61,250      16,341        --     4,090
Executive Vice President, .......   1999    106,450     25,000       4,000    30,000     3,437
Operations-Western Division(8) ..   1998         --         --          --        --        --


(1) Annual bonuses are earned and accrued during the fiscal years indicated, and paid subsequent to the end of each fiscal year.

(2) Amounts of Other Annual Compensation include perquisites (auto allowances and commissions for contract awards and renewals) and amounts of All Other Compensation include (i) amounts contributed to the Company's 401(k) profit sharing plan, (ii) specified premiums on executive split-dollar insurance arrangements and (iii) specified premiums on executive health insurance arrangements, for the Named Executive Officers of the Company.

(3) On July 12, 1999, Mr. Atkins resigned as president and chief executive officer.

(4) Reflects compensation received by Mr. Egger only in his capacity as acting president and chief executive officer from July 12, 1999 through November 22, 1999. Compensation received by Mr. Egger in other capacities is disclosed in "COMPENSATION OF DIRECTORS".

(5) On November 22, 1999, Mr. Plochocki joined the Company as president and chief executive officer.

(6) On August 1, 1998, Ms. MacNiven-Young joined the Company as executive vice president, general counsel and secretary.

(7) On July 1, 2000, Mr. Boylan became executive vice president, operations, eastern division

(8) On October 30, 1998, Mr. Madler joined the Company as senior vice president.

COMPENSATION OF DIRECTORS. The members of the Board who are not employees of the Company receive an annual director fee of $15,000 and options to purchase Common Stock for their services as directors, as provided in the Company's 1996 Directors' Stock Option Plan ("Directors' Plan"). On March 28, 1996, the Company entered into a consulting agreement with Mr. Egger pursuant to which Mr. Egger receives $85,000 per year for services rendered to the Company in connection with its acquisition and financing activities. In addition, on July 7, 1999, the Company entered into an agreement with Mr. Egger, in connection with his appointment as acting president and chief executive officer, pursuant to which Mr. Egger received $15,000 per month and the Company issued to Mr. Egger a warrant to purchase 15,000 shares of Common Stock at an exercise price of $6.00 per share, which was the fair market value (the closing price reported on The Nasdaq SmallCap Market) of the Common Stock on such date. The warrant vests cumulatively at the rate of 3,750 shares per month and is exercisable at any time up to July 7, 2009. Mr. Egger was acting as president and chief executive officer until November 22, 1999 when Mr. Plochocki was appointed president and chief executive officer. (See "EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".)

The Directors' Plan provided for the automatic grant at the effective time of the merger of each of AHS and MHC into wholly owned subsidiaries of the Company ("Merger") to each non-employee director then serving on the Board of an option to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of the grant. In addition, each new director of the Company who commences service after the effective time of the Merger will be granted an option to purchase 15,000 shares of Common Stock. The initial grants vest monthly on a pro rata basis over a three-year period, so long as the individual remains a director of the Company or is an employee or independent contractor of the Company or any of its subsidiaries. At the end of such three-year period and annually thereafter during the term of the Directors' Plan, so long as the individual remains a director, he or she will be granted an option to purchase 5,000 shares of Common Stock. These additional grants vest monthly over one year on the same terms as the initial grants. These options expire ten years from the date of grant. In accordance with the Director's Plan
(i) on July 19, 1999, Mr. Chamberlain was granted an additional option to purchase 5,000 shares of Common Stock at an exercise price of $5.75 per share, and (ii) on June 26, 2000, each of Messrs. Egger, Habas and Pantello was granted additional options to purchase 5,000 shares of Common Stock at an exercise price of $6.50 per share.

In lieu of an automatic grant, under the Directors' Plan, to each of the Series B Directors and the Series C Director of an option to purchase 15,000 shares of Common Stock, at the request of such Preferred Stock Directors, upon the date each of them became a Preferred Stock Director, the Company issued to an affiliate of the Carlyle Stockholders a warrant to purchase 30,000 shares of Common Stock and GE a warrant to purchase 15,000 shares of Common Stock. The warrants vest monthly on a pro rata basis over a three year period. At the end of such three-year period and annually thereafter during the term of the Directors' Plan, so long as the Carlyle Stockholders and GE have designees on the Board, the Carlyle Stockholders and GE will be granted warrants to purchase 10,000 shares of Common Stock and 5,000 shares of Common Stock, respectively. These additional warrants vest monthly over one year on the same terms as the initial grants. These warrants expire ten years from the date of grant. No warrants were issued to the Preferred Stock Directors or their affiliates during the year ended June 30, 2000.

OPTION GRANTS. For the year ended June 30, 2000, stock options were not granted under any stock option plan of the Company, AHS or MHC, to the Named Executive Officers of the Company, except as set forth below:

                                                           Individual Grants
                                   --------------------------------------------------------------
                                     Number of      Percent of
                                    Securities    Total Options                                   Potential Realizable Value at
                                    Underlying      Granted to       Exercise                     Assumed Annual Rates of Stock
                                      Options      Employees in     Price Per       Expiration    Price Appreciation for OPTION
Name                                  Granted     Fiscal Year(1)      Share            Date                  Term(2)
----                                  -------     --------------      -----            ----                  -------
                                                                                                        5%             10%
                                                                                                        --             ---
Steven T. Plochocki                   125,000          74%            $8.37        11/21/09(3)       $657,982       $1,007,456

(1) The option was granted at fair market value (the closing price reported on The Nasdaq SmallCap Market) for the Common Stock on the date of grant.

(2) Potential realizable value is determined by taking the exercise price per share and applying the stated annual appreciation rate compounded annually for the remaining term of the option (ten years), subtracting the exercise price per share at the end of the period and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock option exercises and the Company's Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions.

(3) 50% of the option is exercisable starting twelve months after the date of grant, with 33% of the shares becoming exercisable at that time and with an additional 33% of the shares becoming exercisable on each successive anniversary date. The remaining 50% of the option is exercisable seven years after the grant date, with 33% of the shares becoming exercisable at that time and with an additional 33% of the shares becoming exercisable on each successive anniversary date, with acceleration in certain circumstances. The option was granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

On July 7, 1999, in connection with his appointment as acting president and chief executive officer, the Company issued to Mr. Egger a warrant to purchase 15,000 shares of Common Stock at an exercise price of $6.00 per share, which was the fair market value (the closing price reported on The Nasdaq SmallCap Market) of the Common Stock on such date.

OPTION EXERCISES AND FISCAL YEAR-END VALUES. During the year ended June 30, 2000, none of the Named Executive Officers of the Company (except Messrs. Atkins, Croal and Egger) exercised any stock options. The following table sets forth information with respect the stock options exercised by Messrs. Atkins, Croal and Egger during fiscal 2000 and the unexercised options to purchase Common Stock granted under (i) MHC's and AHS's stock option plans and assumed by the Company pursuant to the Merger, (ii) the Company's 1996 Employee Stock Option Plan, (iii) the Company's 1996 Directors Stock Option Plan, (iv) the Company's 1997 Management Stock Option Plan, (v) the Company's 1998 Employee Stock Option Plan, and (vi) the Company's 1999 Employee Stock Option Plan, to the Named Executive Officers of the Company as of June 30, 2000:


                          Number of
                            Shares                          Value of Unexercised
                          Acquired on      Value        Number of Unexercised Options             In-The-Money Options
                           Exercise       Realized          Held At June 30, 2000                  At June 30, 2000(1)
                           --------       --------      ----------------- ---------------     --------------- ----------------
Name                                                     Exercisable       Unexercisable       Exercisable     Unexercisable
----                                                     -----------       -------------       -----------     -------------
E. Larry Atkins              17,500       $59,063(2)         150,000          12,500             $67,250          $24,250
Frank E. Egger                3,000        10,125(2)          54,268(3)        5,000(3)           55,500(3)           --
Steven T. Plochocki              --            --                 --         125,000                  --              --
Thomas V. Croal              12,500        43,750(2)          77,917         112,083              28,938          25,813
Marilyn U. MacNiven-Young        --            --             12,500          37,500                  --              --
Michael A. Boylan                --            --             68,037          40,833             243,293          10,325
Michael A. Madler                --            --              7,500          22,500                  --              --

(1) Based on the closing price reported on The Nasdaq SmallCap Market for the Common Stock on that date of $6.50 per share.

(2) The value realized is the fair market value of the shares on the date of exercise less the exercise price.

(3)   Includes warrants issued to Mr. Egger. (See"COMPENSATION OF DIRECTORS")

INDEMNIFICATION AGREEMENTS. The Company has entered into separate indemnification agreements with each of its directors and executive officers that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers and to advance expenses incurred by them as a result of any proceedings against them as to which they could be indemnified.

The Recapitalization agreements also contain provisions for the indemnification of the Company's directors under certain circumstances. The agreements pursuant to which the Carlyle Stockholders and GE acquired Series B Preferred Stock and Series C Preferred Stock, respectively, provide that the Company will indemnify, defend and hold harmless the Carlyle Stockholders and GE, as the case may be, and their respective affiliates, directors, officers, advisors, employees and agents to the fullest extent lawful from and against all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action and reasonable expenses ("Losses") arising out of the agreements or the related transactions or arising by reason of or resulting from the breach of any representation, warranty, covenant or agreement of the Company contained in such agreements for the period for which such representation or warranty survives; provided however, that the Company does not have any liability to indemnify the Carlyle Stockholders or GE with respect to Losses arising from the bad faith or gross negligence of the Carlyle Stockholders or GE indemnified party. The Recapitalization agreements provide that no claim may be made by the Carlyle Stockholders or GE against the Company for indemnification until the aggregate dollar amount of all Losses incurred by the Carlyle Stockholders or GE, as applicable, exceeds $250,000 and the indemnification obligations of the Company shall be effective only until the dollar amount paid in respect of the Losses incurred by the Carlyle Stockholders or GE, as applicable, and indemnified against aggregates to an amount equal to $25 million, except with respect to Losses resulting from the breaches of certain representations or covenants, which are unlimited in amount.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS. Except as discussed above with regard to Mr. Egger, the Company entered into executive employment agreements with the Named Executive Officers which provide for rolling twelve month periods of employment, and severance compensation equal to twelve months of compensation at his or her annual salary rate then in effect (except for Mr. Plochocki who will receive twenty-four months of compensation), in the event the executive's employment is terminated (i) because of physical or mental disability, (ii) because of discretionary action of the Board, or (iii) voluntarily by the executive due to a "Change of Control" and in the case of Mr. Plochocki voluntarily by him for "good reason" as defined in his employment agreement. For the purposes of the employment agreements, a "Change of Control" will have occurred if the Company or its stockholders enter into an agreement to dispose of, whether by sale, exchange, merger, consolidation, reorganization, dissolution or liquidation, (a) not less than 80% of the assets of the Company or (b) a portion of the outstanding Common Stock such that one person or "group" (as defined by the SEC) owns, of record or beneficially, not less than 50% of the outstanding Common Stock. In the event that the executive's employment is terminated for cause, he or she has no right to receive any severance compensation under his or her employment agreement. In consideration for such severance compensation, each executive has agreed not to solicit, entice, divert or otherwise contact any customer or employee of the Company for any provision of services which constitute "Company Business" during the period that the executive is receiving severance compensation or for a period of twelve months after the executive's termination of employment, whichever is later. "Company Business" means the development and operation, at times together with other healthcare providers, of outpatient facilities which provide diagnostic services in the areas of general radiology, magnetic resonance imaging, cardiology and neurosciences utilizing the related equipment and computer programs and software and various distribution methods and investment structures.

Pursuant to the terms of a separation agreement with the Company, Mr. Atkins will receive severance equal to twenty-four months salary at his level of compensation as of July 12, 1999. In addition, pursuant to amendments to his stock option agreements, his unvested options covering 62,500 shares of Common Stock with exercise prices ranging from $4.56 to $8.37 per share continued to vest through July 31, 2000 and his options will remain exercisable until the expiration dates of such options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. The Compensation Committee is responsible for determining the specific forms and levels of compensation for executive officers (including the chief executive officer and the Other Executive Officers) of the Company and administering or assisting the Board in administering the Company's stock option plans. The Compensation Committee also consults periodically with the Company's chief executive officer concerning the compensation and benefits of the Other Executive Officers.

In accordance with the SEC's rules, this report shall not be incorporated by reference into any of the Company's registration statements, reports or filings under the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act.

The Board believes that the achievements of the Company result from the coordinated efforts of all employees (including executive officers of the Company) working toward the common goals of meeting the needs of the Company's customers and enhancing stockholder value. The Company's compensation policies are therefore strongly oriented toward providing compensation opportunities that are competitive with those of comparable companies; establishing a link between the chief executive officer's and the Other Executive Officers' compensation and the Company's short-term and long-term goals and including elements of financial risks and rewards. Specific corporate performance objectives are established ("budget") and the chief executive officer's and the Other Executive Officers' contribution to the enhancement of stockholder value is derived from achieving the Company's budget. The Compensation Committee, while intending to provide compensation to the Company's executive officers at competitive levels in order to attract and retain qualified individuals, believes that achieving budget and other strategic and business plan objectives is critical to the long-term success of the Company.

Compensation of the Company's chief executive officer and the Other Executive Officers consists principally of base salary, a cash bonus, contribution to a 401(k) profit sharing plan and stock options.

First, the base salary component represents the base rate of pay provided to an executive officer for carrying out the overall responsibilities of the position. Base salary is determined using companies providing comparable services within the healthcare industry and market dynamics. Comparable companies for executive compensation purposes are the same as the peer group established to compare stockholder return. Actual compensation levels may be greater or less than average competitive levels in other companies, based on annual and long-term company performance as well as individual experience and performance. In addition, scope of responsibilities, experience and other factors may be considered by the Compensation Committee in its discretion in the determination of base salary for the chief executive officer and the Other Executive Officers. The base salary of the chief executive officer and the Other Executive Officers was determined pursuant to the terms of executive employment agreements between each of the chief executive officers and the Other Executive Officers and the Company dated between February 22, 1996 and November 17, 1999 and adjusted upwards for fiscal 1999, as warranted.

Second, the Compensation Committee determines annually whether a cash bonus will be paid to the chief executive officer and the Other Executive Officers. The determination thereof is based almost entirely upon the achievement of the Company's budget and strategic and business plan objectives. If these established goals are met or exceeded, the chief executive officer and the Other Executive Officers could receive bonuses up to an annually determined percentage of their base salaries, the amounts of which are subjectively determined by the Compensation Committee; however, in the determination of such percentage, consideration is given to the achievement of the Company's budget and other strategic and business plan objectives, particularly in the areas for which the chief executive officer and the Other Executive Officers have responsibility, and individual performance achievements, including contract awards and renewals. The chief executive officer and the Other Executive Officers received bonuses for fiscal 2000 based upon the Compensation Committee's recommendation.

Third, the Company has a 401(k) profit sharing plan ("401(k) Plan") in which all eligible Company employees, including the chief executive officer and the Other Executive Officers are permitted to participate. To the extent the chief executive officer and the Other Executive Officers participate in the 401(k) Plan, they may contribute up to 15% of their salaries on a pretax basis and, effective July 1, 2000, the Company has the discretion to contribute at the end of each fiscal year, on their behalf, an amount equal to 50% of the first 6% of compensation contributed by the chief executive officer and the Other Executive Officers.

Fourth, the Company has established various stock option plans in which the chief executive officer and the Other Executive Officers may participate. The Compensation Committee believes that stock option plans help to recruit, retain and motivate executive personnel. The Compensation Committee further believes that stock options and stock ownership by the chief executive officer and the Other Executive Officers are an important component of performance-based compensation, as the value of stock options directly relates to the price of the Common Stock and provides the chief executive officer and the Other Executive Officers with an incentive to enhance stockholder value. Stock options are granted on a periodic basis, at the discretion of the Compensation Committee, with interim awards being made in the case of new employee executive officers, promotions or a significant increase in job responsibilities. The number of shares granted under stock options is determined subjectively by the Compensation Committee, but scope of responsibilities and individual performance achievements or expectations related thereto are also considered. Stock options were not granted in fiscal 2000 to the Other Executive Officers.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS. Pursuant to the terms of a separation agreement with the Company, Mr. Atkins will receive severance equal to twenty-four months salary at his level of compensation as of July 12, 1999. In addition, pursuant to amendments to his stock option agreement, his unvested options covering 62,500 shares of Common

Stock with exercise prices ranging from $4.56 to $8.37 per share continued to vest through July 31, 2000 and his options will remain exercisable until the expiration dates of such options.

On July 7, 1999, the Company entered into an agreement with Mr. Egger, in connection with his appointment as acting president and chief executive officer, pursuant to which Mr. Egger received $15,000 per month (in addition to $85,000 per year under his consulting agreement with the Company) and the Company issued Mr. Egger a warrant to purchase 15,000 shares on Common Stock at an exercise price of $6.00 per share.

Mr. Plochocki's base salary was determined pursuant to the terms of his executive employment agreement with the Company entered into on November 17, 1999. Mr. Plochocki received a bonus of $125,000 for fiscal 2000, in accordance with the terms of his executive employment agreement and based upon the Compensation Committee's recommendation. In addition, Mr. Plochocki was granted a stock option for 125,000 shares at an exercise price of $8.37 per share in connection with the commencement of his employment on November 22, 1999.

It is the Company's policy generally to qualify compensation paid to its chief executive officer and the Other Executive Officers for deductibility under the Internal Revenue Code of 1986, as amended ("Code") and regulations in order to maximize the Company's income tax deductions; however, the Compensation Committee believes that its primary responsibility is to provide compensation programs that attract, retain and reward executive talent in a manner that is in the best interests of both the Company and its stockholders. Accordingly, the Compensation Committee will consider tax deductibility levels, but will not necessarily be limited by this consideration as it determines the Company's executive compensation strategy.


Compensation Committee
 Leonard H. Habas, Chairman
 Ronald G. Pantello
 Glenn A. Youngkin

STOCKHOLDER RETURN PERFORMANCE GRAPH. The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the NASDAQ Stock Market (U.S.) index and a peer group index for the period commencing July 1, 1996 and ending June 30, 2000. To comply with the SEC's requirements, the Company has developed a peer group comprised of Diagnostic Health Services, Inc., Healthcare Imaging Services, Inc., Medical Resources, Inc., U.S. Diagnostic Inc. and the Company. The peer group index does not include Alliance Imaging, Inc. ("Alliance"), which had been included in the index used by the Company for its fiscal year ended June 30, 1999. Alliance is not included because it was acquired during the Company's fiscal year ended June 30, 2000 and Alliance's total return for the applicable period is not publicly available. The peer group index is weighted in accordance with the SEC's requirements by market capitalization as of the beginning of each measurement date. Also in accordance with the SEC's rules, this graph is not intended to be incorporated by reference into any of the Company's registration statements, reports or filings under the Securities Act or the Exchange Act.


                 COMPARISON OF 48 MONTH CUMULATIVE TOTAL RETURN*
                      AMONG INSIGHT HEALTH SERVICES CORP.,
             THE NASDAQ STOCK MARKET (U.S.) INDEX, AND A PEER GROUP


           380        15.29%        58.102         205      31.3445         16.18%          475      76.855
            65         0.89%        0.5785          85       0.7565
           128        12.00%         15.36         135         16.2         12.00%         9.71      1.1652
            51         1.10%         0.561          57        0.627          1.10%        48.54     0.53394
           200         1.57%          3.14          79       1.2403          1.57%        118.5     1.86045
            35        47.98%        16.793         186      89.2428         47.98%        18.65     8.94827
            31        21.17%        6.5627          57      12.0669         21.17%        10.56    2.235552
                                  101.0972                  151.478                                91.59841
        Jun-98                                  Jun-97                                   Sep-99

        Date           InSight      Peer Group    NASDAQ            Peer Group
     6/30/1996           100           100         100              Alliance Imaging Inc Del
     6/30/1997            79            82         122              Diagnostic Health Svcs Inc              DHSMQ        OTC BBN
     6/30/1998           200           124         160              Healthcare Imaging Svcs Inc             HISS         NNM
     6/30/1999           118           251         227              InSight Health Svcs Corp                IHSC         NASDAQ
     6/30/2000           121           499         335              Medical Res Inc                         MRIIQ        OTC BBN
                                                                    U S Diagnostic Labs Inc                 USDL         OTC BBN
                                                                                                            SCOR         NASDAQ
                       DHSMQ          HISS        MRIIQ       USDL            SCOR
     6/30/1996          6.75                                  12.13           6.50
     6/30/1997          9.13                                   6.88           5.25
     6/30/1998          8.63                                   3.81           8.63
     6/30/1999          0.66                      1.66         1.28          18.00
     6/30/2000          0.00                      0.08         0.78          36.00

W/ SCOR                   1%            2%          2%           5%            90%
     6/30/1996           100           100         100          100            100          100
     6/30/1997           135            57         186           57             81           82
     6/30/1998           128            51          35           31            133          124
     6/30/1999            10            49          19           11            277          251
     6/30/2000          0.06            10           1            6            554          499

W/O SCOR                 10%           10%         10%          70% Peer Group

     6/30/1996           100           100         100          100            100
     6/30/1997           135            57         186           57             78
     6/30/1998           128            51          35           31             43
     6/30/1999            10            49          19           11             15
     6/30/2000          0.06            10           1            6              6

*$100 invested on June 30, 1996 in stock or index, including reinvestment of dividends. Fiscal year ending June 30.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership, reported to the Company as of September 30, 2000, of Common Stock, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options and warrants and conversions of Preferred Stock within the meaning of Rule 13d-3(d)(1) under the Exchange Act), of (i) each person known to the Company to own beneficially 5% or more of the Common Stock, (ii) each director of the Company, (iii) each of the Company's Named Executive Officers, and (iv) all directors and executive officers, as a group.

                                                                                    AMOUNT AND NATURE OF     PERCENT OF COMMON
NAME AND ADDRESSES                                                                  BENEFICIAL OWNERSHIP    STOCK BENEFICIALLY
OF BENEFICIAL OWNERS                                                                 OF COMMON STOCK(1)          OWNED(1)
--------------------                                                                 ------------------          ---------
Carlyle Stockholders(2)
1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004                   3,265,075                52.2%

General Electric Company(3)
20825 Swenson Drive, Suite 100, Waukesha, WI 53186                                        3,602,164                54.6%

Grant R. Chamberlain(4)
200 East Randolph Drive, 74th Floor, Chicago, IL  60601                                      36,667                 1.2%

W. Robert Dahl (5)
520 Madison Ave., 41st Floor, New York, NY  10022                                             8,500                  *

Frank E. Egger(6)
10301 S.W. 13th Street, Pembroke Pines, FL 33025                                            118,569                 3.8%

Leonard H. Habas(7)
2290 Lucien Way, Suite 280, Maitland, FL  32751                                              87,008                 2.8%

Jerome C. Marcus (8)
120 Long Ridge Road, Stamford, CT 06927                                                           0                   0

Ronald G. Pantello(9)
200 Madison Avenue, 9th Floor, New York, NY 10016                                            55,023                 1.8%

Steven T. Plochocki(10)
4400 MacArthur Boulevard, Suite 800, Newport Beach, CA  92660                                25,833                  *

Glenn A. Youngkin(11)
57 Berkeley Square, London, England  W1X5DH                                                   4,400                  *

E. Larry Atkins(12)
1845 Port Tiffin Place, Newport Beach, CA  92660                                            192,100                 6.0%

Patricia R. Blank(13)
4400 MacArthur Boulevard, Suite 800, Newport Beach, CA 92660                                 21,500                  *

Michael A. Boylan(14)
110 Gibraltar Road, Horsham, PA 18901                                                        81,370                 2.6%

Thomas V. Croal(15)
4400 MacArthur Boulevard, Suite 800, Newport Beach, CA 92660                                118,750                 3.8%

Brian G. Drazba(16)
4400 MacArthur Boulevard, Suite 800, Newport Beach, CA 92660                                 30,500                 1.0%

Cecilia A. Guastaferro(17)
4400 MacArthur Boulevard, Suite 800, Newport Beach, CA  92660                                 6,250                  *

Marilyn U. MacNiven-Young(18)                                                                25,000                  *
4400 MacArthur Boulevard, Suite 800, Newport Beach, CA  92660



                                       13

Michael S. Madler(19)
4400 MacArthur Boulevard, Suite 800, Newport Beach, CA  92660                                15,000                  *

All directors and executive officers, as a group (16 persons)(20)                           826,470                21.6%

* Less than 1% of the outstanding Common Stock.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after September 30, 2000.

(2) The information in the table is based upon the Schedule 13D filed with the SEC by the Carlyle Stockholders on October 24, 1997, as amended on May 18, 1999 and June 3, 1999. Represents shares of Common Stock issuable upon conversion of all 25,000 shares of Series B Preferred Stock (convertible into 2,985,075 shares of Common Stock) and exercise of certain warrants ("Carlyle Warrants") (exercisable for 250,000 shares of Common Stock) held by the Carlyle Stockholders, which Stockholders are comprised of the entities listed in the following sentence. The cumulative Carlyle Stockholders ownership figure represents (i) 3,235,075 shares beneficially owned by Carlyle Partners II, L.P., including 8,208 shares of Series B Preferred Stock (convertible into 980,027 shares of Common Stock) and Carlyle Warrants to purchase 82,077 shares of Common Stock with respect to which it has disposal power, and 3,235,075 shares with respect to which it shares voting power; (ii) 3,235,075 shares beneficially owned by Carlyle Partners III, L.P., including 375 shares of Series B Preferred Stock (convertible into 44,732 shares of Common Stock) and Carlyle Warrants to purchase 3,746 shares of Common Stock with respect to which it has disposal power, and 3,235,075 shares with respect to which it shares voting power;
     (iii) 896,526 shares beneficially owned by Carlyle International Partners II, L.P., including 6,928 shares of Series B Preferred Stock (convertible into 827,244 shares of Common Stock) and Carlyle Warrants to purchase 69,282 shares of Common Stock with respect to which it has disposal power and shares voting power; (iv) 48,305 shares beneficially owned by Carlyle International Partners III, L.P., including 373 shares of Series B Preferred Stock (convertible into 44,572 shares of Common Stock) and Carlyle Warrants to purchase 3,733 shares of Common Stock with respect to which it has disposal power and shares voting power; (v) 201,858 shares beneficially owned by C/S International Partners, including 1,560 shares of Series B Preferred Stock (convertible into 186,258 shares of Common Stock) and Carlyle Warrants to purchase 15,599 shares of Common Stock with respect to which it has disposal power and shares voting power; (vi) 1,115 shares beneficially owned by Carlyle Investment Group, L.P., including 9 shares of Series B Preferred Stock (convertible into 1,029 shares of Common Stock) and Carlyle Warrants to purchase 86 shares of Common Stock with respect to which it has disposal power and shares voting power; (vii) 118,878 shares beneficially owned by Carlyle-InSight International Partners, L.P., including 919 shares of Series B Preferred Stock (convertible into 109,691 shares of Common Stock) and Carlyle Warrants to purchase 9,187 shares of Common Stock with respect to which it has disposal power and shares voting power; (viii) 3,235,075 shares beneficially owned by Carlyle-InSight Partners, L.P. including 3,181 shares of Series B Preferred Stock (convertible into 379,863 shares of Common Stock) and Carlyle Warrants to purchase 31,813 shares of Common Stock with respect to which it has disposal power and 3,235,075 shares with respect to which it shares voting power; (ix) 446,135 shares beneficially owned by Carlyle Investment Management, L.L.C. acting as investment advisor and manager with responsibility to invest certain assets of the State Board of Administration of the State of Florida ("State Board"), including 3,448 shares of Series B Preferred Stock (convertible into 411,658 shares of Common Stock) and Carlyle Warrants to purchase 34,476 shares of Common Stock with respect to which it has disposal power and shares voting power; and (x) warrants to purchase 30,000 shares of Common Stock at an exercise price of $7.25 per share owned by TC Group Management, LLC, which are not included in the 3,235,075 shares beneficially owned. TC Group, L.L.C. may be deemed to share voting and disposal power with respect to, and therefore be the beneficial owner of 3,235,075 shares of Common Stock as the general partner of Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle Investment Group, L.P., and Carlyle-InSight Partners, L.P., and as the managing partner of Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, and Carlyle-InSight Partners, L.P. TCG Holdings, L.L.C., as a member holding a controlling interest in TC Group, L.L.C., may be deemed to share all rights herein described belonging to TC Group, L.L.C. Furthermore, because certain managing members of TCG Holdings, L.L.C, are also managing members of Carlyle Investment Management, L.L.C., Carlyle Investment Management, L.L.C. may be deemed to be part of the Carlyle Stockholders and consequently, TCG Holdings, L.L.C. may be deemed the beneficial owner of the shares of Common Stock controlled by Carlyle Investment Management, L.L.C. The principal business address of TC Group, L.L.C. and TCG Holdings, L.L.C. is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004. The principal business address of Carlyle Partners

     II, L.P., Carlyle Partners III, L.P., Carlyle Investment Group, L.P., Carlyle-InSight Partners, L.P., and Carlyle Investment Management, L.L.C. is Delaware Trust Building, 900 Market Street, Suite 200, Wilmington, Delaware 19801. The principal business address of Carlyle International Partners II, L.P., Carlyle International Partners III, L.P., C/S International Partners, and Carlyle-InSight International Partners, L.P. is Coutts & Co., P.O. Box 707, Cayman Islands, British West Indies. The Carlyle Stockholders own all of the outstanding shares of the Series B Preferred Stock.

(3) The information in the table is based upon Amendment No. 1 to Schedule 13D filed by GE with the SEC on October 23, 1997. Represents shares of Common Stock issuable upon (i) conversion of all 27,953 shares of Series C Preferred Stock (convertible into 3,337,581 shares of Common Stock) held by GE, (ii) exercise of certain warrants ("GE Warrants") (exercisable for 250,000 shares of Common Stock), and (iii) warrants to purchase 14,583 shares of Common Stock at an exercise price of $10.00 per share. Does not include warrants to purchase 417 shares of Common Stock at an exercise price of $10.00 per share, which are not currently exercisable. GE owns all of the outstanding shares of Series C Preferred Stock.

(4) Includes (i) options to purchase 15,000 shares of Common Stock at an exercise price of $7.00 per share, (ii) options to purchase 5,000 shares of Common Stock at an exercise price of $5.75 per share, (iii) options to purchase 1,667 shares of Common Stock at an exercise price of $6.88 per share, and (iv) warrants to purchase 15,000 shares of Common Stock at an exercise price of $4.56 per share. Does not include options to purchase 3,333 shares of Common Stock at an exercise price of $6.88 per share, which are not currently exercisable.

(5) Mr. Dahl is a managing member of TCG Holdings, L.L.C. Mr. Dahl's interest in TCG Holdings, L.L.C. is not controlling and thus Mr. Dahl expressly disclaims any beneficial ownership in the Common Stock beneficially owned by TCG Holdings, L.L.C.

(6) Includes (i) options to purchase 15,000 shares of Common Stock at an exercise price of $5.37 per share, (ii) options to purchase 2,000 shares of Common Stock at an exercise price of $16.20 per share, (iii) options to purchase 7,083 shares of Common Stock at an exercise price of $6.50 per share, (iv) warrants to purchase 2,268 shares of Common Stock at an exercise price of $5.64 per share, (v) warrants to purchase 15,000 shares of Common Stock at an exercise price of $4.56 per share, and (vi) warrants to purchase 15,000 shares of Common Stock at an exercise price of $6.00 per share. Does not include options to purchase 2,917 shares of Common Stock at an exercise price of $6.50 per share, which are not currently exercisable.

(7) Includes (i) options to purchase 15,000 shares of Common Stock at an exercise price of $5.37 per share, (ii) options to purchase 4,485 shares of Common Stock at an exercise price of $15.64 per share, (iii) options to purchase 8,970 shares of Common Stock at an exercise price of $1.25 per share, (iv) options to purchase 8,970 shares of Common Stock at an exercise price of $0.10 per share, (v) options to purchase 7,083 shares of Common Stock at an exercise price of $6.50 per share, and (vi) warrants to purchase 15,000 shares of Common Stock at an exercise price of $4.56 per share. Does not include options to purchase 2,917 shares of Common Stock at an exercise price of $6.50 per share, which are not currently exercisable.

(8) Mr. Marcus is an employee of GE Equity and holds no economic interest in GE Equity or GE and as such expressly disclaims any beneficial ownership in the Common Stock beneficially owned by GE.

(9) Includes (i) options to purchase 15,000 shares of Common Stock at an exercise price of $5.37 per share, (ii) options to purchase 8,970 shares of Common Stock at an exercise price of $1.25 per share, (iii) options to purchase 8,970 shares of Common Stock at an exercise price of $0.10 per share, (iv) options to purchase 7,083 shares of Common Stock at an exercise price of $6.50 per share, and (v) warrants to purchase 15,000 shares of Common Stock at an exercise price of $4.56 per share. Does not include options to purchase 2,917 shares of Common Stock at an exercise price of $6.50 per share, which are not currently exercisable.

(10) Includes options to purchase 20,833 shares of Common Stock at an exercise price of $8.37 per share. Does not include options to purchase 154,167 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(11) Mr. Youngkin is a managing member of TCG Holdings, L.L.C. Mr. Youngkin's interest in TCG Holdings, L.L.C. is not controlling and thus Mr. Youngkin expressly disclaims any beneficial ownership in the Common Stock beneficially owned by TCG Holdings, L.L.C.

(12) Includes (i) options to purchase 37,500 shares of Common Stock at an exercise price of $4.56 per share, (ii) options to purchase 75,000 shares of Common Stock at an exercise price of $6.25 per share, and (iii) options to purchase 50,000 shares of Common stock at an exercise price of $8.37 per share.

(13) Includes options to purchase 20,000 shares of Common Stock at an exercise price of $8.37 per share. Does not include options to purchase 20,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(14) Includes (i) options to purchase 11,960 shares of Common Stock at an exercise price of $0.42 per share, (ii) options to purchase 8,970 shares of Common Stock at an exercise price of $0.10 per share, (iii) options to purchase 17,940 shares of Common Stock at an exercise price of $0.84 per share, (iv) options to purchase 10,000 shares of Common Stock at an exercise price of $6.25 per share, (v) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share, and (vi) options to purchase 25,000 shares of Common Stock at an exercise price of $8.37 per share. Does not include (i) options to purchase 2,500 shares of Common Stock at an exercise price of $4.56 per share, and (ii) options to purchase 35,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(15) Includes (i) options to purchase 25,000 shares of Common Stock at an exercise price of $6.25 per share, (ii) options to purchase 18,750 shares of Common Stock at an exercise price of $4.56 per share, and (iii) options to purchase 70,000 shares of Common Stock at an exercise price of $8.37 per share. Does not include (i) options to purchase 6,250 shares of Common Stock at an exercise price of $4.56 per share, and (ii) options to purchase 75,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(16) Includes (i) options to purchase 8,000 shares of Common Stock at an exercise price of $6.25 per share, (ii) options to purchase 7,500 shares of Common Stock at an exercise price of $4.56 per share, and (iii) options to purchase 15,000 shares of Common Stock at an exercise price of $8.37 per share. Does not include (i) options to purchase 2,500 shares of Common Stock at an exercise price of $4.56 per share, and (ii) options to purchase 25,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(17) Includes (i) options to purchase 3,750 shares of Common Stock at an exercise price of $4.56 per share, and (ii) options to purchase 2,500 shares of Common Stock at an exercise price of $8.37 per share. Does not include (i) options to purchase 1,250 shares of Common Stock at an exercise price of $4.56 per share, and (ii) options to purchase 17,500 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(18) Includes options to purchase 25,000 shares of Common Stock at an exercise price of $9.38 per share. Does not include (i) options to purchase 25,000 shares of Common Stock at an exercise price of $9.38 per share, and (ii) options to purchase 10,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(19) Includes options to purchase 15,000 shares of Common Stock at an exercise price of $8.37 per share. Does not include options to purchase 65,000 shares of Common Stock at an exercise price of $8.37 per share, which are not currently exercisable.

(20) Assumes the exercise in full of options or warrants described in footnotes
     (4), (6), (7) and (9) through (19) that are currently exercisable or that will become exercisable within 60 days of September 30, 2000.

Except as otherwise noted, the Company believes that each of the stockholders listed in the table above has sole voting and dispositive power over all shares owned.

POSSIBLE FUTURE BOARD CHANGES. The Common Stock holders currently are entitled to elect a majority of the Board. Under certain circumstances, all of the Series B Preferred Stock and Series C Preferred Stock may be converted into Series D Preferred Stock. The holders of the Series D Preferred Stock would be entitled to elect a majority of the Board. If a majority of the holders of each of the Series B Preferred Stock and the Series C Preferred Stock elect to convert such Stock into Series D Preferred Stock, then all shares of Series B Preferred Stock and Series C Preferred Stock will automatically be converted into shares of Series D Preferred Stock on the date of such election ("Conversion Date"). Immediately following such conversion, the number of members of the Board will be increased by an additional number of directors ("Conversion Directors") such that the percentage of the total Board represented by the Conversion Directors and the Preferred Stock Directors ("Series D Directors") would correspond to the percentage of Common Stock owned by the Series D Preferred Stock holders on an as-if-converted basis, provided that the Series D Directors shall constitute less than two-thirds of the Board. In such event, the Preferred Stock Directors would remain on the Board and the vacancies created for the Conversion Directors would be filled by the Series D Preferred Stock holders. Assuming conversion of all of the outstanding Series B Preferred Stock and Series C Preferred Stock, the percentage of the outstanding Common Stock currently owned by the Series B Preferred Stock holders is approximately 33% and the percentage of Common Stock currently owned by the Series C Preferred Stock holders is approximately 37%. If such Preferred Stock were converted into Series D Preferred Stock, the aggregate percentage of Common Stock owned by the Series D Preferred Stock holders would be approximately 70%. Thus, as a result of such conversion, designees of the Series D Preferred Stock holders would constitute a majority (but less than two-thirds) of the Board. The less than two-thirds limitation would expire at the second annual stockholders meeting after the Conversion Date.

The holders of Series D Preferred Stock will have the right to vote with the holders of Common Stock with respect to all matters submitted to a stockholder vote except, until the second annual meeting of stockholders after the Conversion Date, for the election of directors. At and after the second annual stockholders meeting, the positions of all directors whose terms have expired will be subject to election by holders of Common Stock and Series D Preferred Stock voting together as a class, with each share of Series D Preferred Stock having the number of votes equal to the number of shares of Common Stock into which such share is then convertible.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


TRANSACTIONS WITH FRANK E. EGGER. Since March 28, 1996, Mr. Egger, a director and chairman of the board, has been and continues to be paid $85,000 per year for acquisition and financing activities pursuant to a consulting agreement. In the event the agreement is terminated as a result of (i) Mr. Egger becoming physically or mentally disabled, (ii) discretionary action of the Board, or
(iii) a corporate reorganization that has the effect of diminishing or impairing Mr. Egger's consulting responsibilities, he is entitled to severance compensation equal to twelve months of compensation. In addition, on July 7, 1999, the Company entered into an agreement with Mr. Egger, in connection with his appointment as acting president and chief executive officer, pursuant to which Mr. Egger received $15,000 per month. At the same time, the Company issued to Mr. Egger a warrant to purchase 15,000 shares of Common Stock at an exercise price of $6.00 per share, which was the fair market value (the closing price reported on The Nasdaq SmallCap Market) of the Common Stock on such date. The warrant vests cumulatively at the rate of 3,750 shares per month and is exercisable any time up to July 7, 2009. Mr. Egger was acting president and chief executive officer until November 22, 1999 when Mr. Plochocki was appointed president and chief executive officer.

TRANSACTIONS WITH GE. The Company has purchased a majority of its magnetic resonance imaging systems from GE, through GEMS. The Company has capital lease obligations to GEMS totaling $57,000,000 and leases thirty of its diagnostic imaging and treatment systems from GEMS under a master operating lease agreement, including eight systems within a variable lease pool. GEMS also provides maintenance services with respect to the Company's diagnostic imaging equipment.

TRANSACTIONS WITH SHATTUCK HAMMOND PARTNERS. In 1996, the Company entered into an agreement with Shattuck Hammond Partners ("SHP"), an investment banking firm based in New York City in which a director of the Company, Mr. Chamberlain, is a managing director, pursuant to which SHP provides general strategic advisory and investment banking services. The term of the agreement commenced July 1, 1996 and has been extended through December 31, 2000. The Company is obligated to pay SHP $30,000 quarterly for such services. SHP also is entitled to separately negotiated fees for certain mergers or acquisitions. The Company also issued SHP a warrant to purchase 35,000 shares of Common Stock at an exercise price of $5.50 per share, which vested cumulatively on a monthly basis over the eighteen month term of the initial agreement. The warrant was exercised on June 21, 2000. SHP has certain "piggy-back" registration rights to register the shares under the Securities Act. On July 21, 1999, the Company entered into an agreement with SHP pursuant to which SHP would provide financial advisory services in connection with a potential acquisition by the Company. The Company paid SHP $100,000 upon execution of the agreement. If the potential acquisition proceeded, the Company agreed to pay SHP $250,000 upon execution of definitive agreements and $1 million, less the $100,000 retainer, upon the closing of the transaction and its reasonable out-of-pocket expenses. The acquisition was not consummated and the Company made no further payments to SHP pursuant to this agreement. On December 16, 1999, the Company also entered into an agreement with SHP pursuant to which SHP would provide due diligence and valuation services in connection with another potential acquisition by the Company. The Company paid SHP $75,000 in connection with this agreement.

TRANSACTIONS WITH E. LARRY ATKINS. Pursuant to the terms of a separation agreement with the Company, Mr. Atkins will receive severance equal to twenty-four months salary at his level of compensation as of July 12, 1999. In addition, pursuant to amendments to his stock option agreements, his unvested options covering 62,500 shares of Common Stock with exercise prices ranging from $4.56 to $8.37 per share continued to vest through July 31, 2000 and his options will remain exercisable until the expiration dates of such options.

                              SELECTION OF AUDITORS

Arthur Andersen LLP, independent public accountants, have been the auditors of the consolidated financial statements of the Company and its subsidiaries since 1996. A meeting of the Board or the Audit Committee will be held in the near future, at which time a recommendation will be made to confirm the selection of the Company's auditors for the current fiscal year. Representatives of Arthur Andersen LLP are expected to be present at the 2000 Annual Meeting. Such representatives will be given an opportunity to make a statement if they desire to do so and will be available to respond to any appropriate questions from the stockholders.


                                 OTHER BUSINESS

The Certificate of Incorporation requires that all nominations for persons to be elected Common Stock Directors, other than those made by the Board, be made pursuant to written notice to the corporate secretary of the Company. The notice must be received not less than 50 nor more than 75 days prior to the meeting at which the election will take place (or not later than fifteen days after public disclosure of such meeting date if such disclosure occurs less than 65 days prior to the date of such meeting). The notice must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to the Exchange Act (including the nominee's written consent to serve as a director). The notice must also include the stockholder's name and address as they appear on the Company's books and the class, series and number of shares beneficially owned by the stockholder.

The management of the Company knows of no further or other matters which are to be considered at this Annual Meeting. If any other business properly comes before this Annual Meeting, the persons named in the accompanying form of proxy will, as to such items, vote or refrain from voting in accordance with his or her best judgment.


                                  ANNUAL REPORT

The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2000, including audited consolidated financial statements for the fiscal year ended June 30, 2000, is being mailed to the stockholders concurrently with this Proxy Statement.


                              STOCKHOLDER PROPOSALS

Any eligible stockholders of the Company wishing to have a proposal considered for inclusion in the Company's proxy solicitation materials for the 2001 Annual Meeting must set forth such proposal in writing and file it with the corporate secretary on or before June 30, 2001. The Board will review the proposals from eligible stockholders which it receives by that date and will determine whether such proposals will be included in its 2001 proxy solicitation materials.


By Order of the Board of Directors



Marilyn U. MacNiven-Young
Executive Vice President, General Counsel and Secretary

Newport Beach, California
October 27, 2000

                          INSIGHT HEALTH SERVICES CORP.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 5, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         INSIGHT HEALTH SERVICES CORP.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2000 Annual Meeting to be held on December 5, 2000 and, revoking all prior proxies, hereby appoints Marilyn U. MacNiven-Young and/or Michael W. Brown, with full power of substitution, as proxy of the undersigned to attend and vote all shares of Common Stock of InSight Health Services Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on December 5, 2000, and any and all postponements or adjournments thereof, upon the matter specified below and such other business as may properly come before the Annual Meeting.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE USING
    DARK INK ONLY.

                                                  AUTHORITY      AUTHORITY
                                                    GIVEN        WITHHELD
1.   The election of Steven T. Plochocki             / /            / /
     as a director of the Company to hold
     office for a three-year term and
     until his successor is duly elected
     and qualified.

2. To transact such other business as may properly come before the Annual Meeting and any and all postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED; HOWEVER, IF NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL VOTE FOR THE NOMINEE FOR DIRECTOR AND IN HIS/HER DISCRETION ON ANY OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

NOTE:   Please sign exactly as your name appears on your stock certificate(s).
If the stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney.

INSTRUCTION: TO GRANT AUTHORITY FOR THE NOMINEE NAMED ABOVE CHECK THE "AUTHORITY GIVEN" BOX; TO WITHHOLD AUTHORITY FOR THE NOMINEE CHECK THE "AUTHORITY WITHHELD" BOX.

--------------------------------------   ----------------------------------
   Signature(s) of stockholder(s)

                                                   Dated:            , 2000
                                                         ------------

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT IT CAN BE COUNTED AT THE ANNUAL MEETING ON DECEMBER 5, 2000.